UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):

January 25, 2006

CALIFORNIA WATER SERVICE GROUP

(Exact name of registrant as specified in its charter)

  Delaware

  1-13883

  77-0448994

(State or other jurisdiction

 (Commission

          (I.R.S. Employer

       of Incorporation)

 File Number)

         Identification No.)

  1720 North First Street, San Jose, CA

  95112

    (Address of principal executive offices)

(Zip Code)

Registrant’s telephone number, including area code

1-408-367-8200

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c ) under the Exchange Act (17 CFR 240.13e-4(c ))

Item 2.02 Results of Operations and Financial Condition.

On January 25, 2006, the registrant issued the press release attached to this report as Exhibit 99, which  reports on the results of operations for the quarter and year ended December 31, 2005.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

The list of exhibits called for by this Item is incorporated by reference to the exhibit index to this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALIFORNIA WATER SERVICE GROUP

(Registrant)

Date: January 25, 2006

By:

/s/ John S. Tootle

     John S. Tootle

     Acting Vice President,

     Chief Financial Officer and Treasurer

Exhibit Index

Exhibit No.

Description

99

Press release of the registrant dated January 25, 2006 which announces the unaudited results of operations for the fourth quarter and full year of 2005, an increase in the Company’s annual dividend and record and payable dates for the quarterly dividend.

NEWS RELEASE
CALIFORNIA WATER SERVICE GROUP

1720 North First Street

San Jose, CA 95112-4598

January 25, 2006

For Immediate Release

Contact:

John Tootle    (408) 367-8215 (analysts)

Shannon Dean (310) 257-1435 (media)

CAL WATER ANNOUNCES INCREASED

REVENUES AND EARNINGS FOR 4TH QTR AND YEAR-END 2005;

BOARD DECLARES 61ST CONSECUTIVE ANNUAL DIVIDEND

SAN JOSE, CA  –  California Water Service Group (NYSE : CWT) today announced unaudited financial results for the fourth quarter and the full year 2005.  Net income of $5.8 million for the fourth quarter of 2005 was up 56% over the same period in 2004, and diluted earnings per share of $0.32 were up from $0.20 posted for the fourth quarter of 2004.

Revenue for the quarter increased $8.5 million or 12% to $77.8 million.  Adding to revenue was $3.3 million in rate increases, $0.9 million in sales to new customers, and $4.3 million in revenue from increased sales to existing customers.

Total operating expenses for the quarter were $69.9 million, an increase of 13% or $8.0 million over the same period in 2004.  Water production costs were up 12% due to higher water sales resulting from drier weather during the fourth quarter.  Other operations expense was up 1% due to higher medical benefit and pension costs.

Maintenance expense increased 16% due to repairs and maintenance of wells, water treatment equipment, and mains.  Depreciation expense increased 13% due to a higher investment in depreciable utility plant and changes in depreciation expense authorized by the California Public Utilities Commission.

Interest expense remained the same as in 2004. Income taxes increased approximately $3.2 million due to the increase in net income and a higher effective tax rate as a result of higher deferred income tax charges.

Other income was up $1.7 million from the same period in 2004, and included a $1.5 million gain from the sale of a property that was no longer necessary and useful in serving utility customers.

Full Year 2005 Results

2005 net income was $27.2 million, compared to $26.0 million in 2004, and 2005 diluted earnings per share were $1.47, compared to $1.46 in 2004.

 Revenue for 2005 was $320.7 million, increasing $5.2 million or 2%, due to $12.3 million in rate increases and $3.8 million in revenues from sales to new customers.  Partially offsetting these increases were decreased revenues of $10.9 million from sales to existing customers, primarily due to higher rainfall in the first half of 2005.

Total operating expenses increased $6.8 million, or 3%, for the year.  Due primarily to lower customer usage resulting from cool, wet weather, water production costs decreased 3% in 2005 compared to 2004.  Other operations expense increased 2% for the year, or $1.7 million, due to higher medical costs and increases in payroll.

Maintenance expense increased by $2.0 million or 15% due to cost increases related to repairs of water treatment equipment, water mains, and wells in 2005.  Depreciation increased 10% due to a larger investment in depreciable utility plant and changes in depreciation expense authorized by the California Public Utilities Commission.

Interest expense decreased 1% due to no short-term borrowings in 2005.  Income tax increased approximately $2.9 million, due to higher net income and a higher effective tax rate as a result of higher deferred income tax charges.

2005 total year results benefited from $2.2 million in gains from sales of properties no longer used and necessary in providing utility services.  In comparison, surplus property sales were negligible in 2004.

“Considering the impact that the weather had on our water sales, I am very pleased with our performance for 2005.  In 2005, we continued to see an improvement in the regulatory climate as we received timely rate relief.  We also added 350 customer connections in New Mexico through the acquisition of Cypress Gardens water system, which grows that subsidiary by 6%,” said President and Chief Executive Officer Peter C. Nelson.

“Looking ahead, I am hopeful that the regulatory environment in California will continue to improve and confident that we will continue to successfully execute our growth strategy.  Moreover, I believe that we will continue to deliver solid results by staying focused on serving customers, operating efficiently, and making wise investments in our infrastructure,” he said.

Dividend Information

At their meeting today, Directors increased the dividend on common stock from $1.14 to $1.15, which marks the company’s 39th consecutive annual dividend increase and the 61st consecutive annual dividend. The quarterly dividend of $0.2875 per common share is payable on February 17, 2006, to stockholders of record on February 6, 2006.  The regular dividend on Series C preferred stock was also declared.

Other Information

On Thursday, January 26, 2006, at 1 p.m. Pacific Standard Time (4 p.m. Eastern Standard Time), the Company will conduct a teleconference call, at which time management will provide comments about fourth quarter  and year-end 2005 operating results and other pertinent matters.  Any stockholder or interested investor can listen to the teleconference or a replay.  The dial-in number to access the teleconference is 1-866-206-6509, call ID #834386.  Additional information about the call, including replay information, is available at the Company’s web site, at .  In addition the final audited financial statements will be reported in the Company’s 10-K filing.

California Water Service Group is the parent company of California Water Service Company, Washington Water Service Company, New Mexico Water Service Company, Hawaii Water Service

Company, Inc., and CWS Utility Services.  Together these companies provide regulated and non-regulated water service to more than 2 million people in 100 California, Washington, New Mexico and Hawaii communities.  Group’s common stock trades on the New York Stock Exchange under the symbol “CWT.”

This news release contains forward-looking statements within the meaning established by the Private Securities Litigation Reform Act of 1995 ("Act").  The forward-looking statements are intended to qualify under provisions of the federal securities laws for "safe harbor" treatment established by the Act.  Forward-looking statements are based on currently available information, expectations, estimates, assumptions and projections, and management's judgment about the Company, the water utility industry and general economic conditions.  Such words as expects, intends, plans, believes, estimates, assumes, anticipates, projects, predicts, forecasts or variations of such words or similar expressions are intended to identify forward-looking statements.  The forward-looking statements are not guarantees of future performance.  They are subject to uncertainty and changes in circumstances.  Actual results may vary materially from what is contained in a forward-looking statement.  Factors that may cause a result different than expected or anticipated include: governmental and regulatory commissions' decisions, including decisions on proper disposition of property; changes in regulatory commissions' policies and procedures; the timeliness of regulatory commissions' actions concerning rate relief; new legislation; changes in accounting valuations and estimates; the ability to satisfy requirements related to the Sarbanes-Oxley Act and other regulations on internal controls; electric power interruptions; increases in suppliers' prices and the availability of supplies including water and power; fluctuations in interest rates; changes in environmental compliance and water quality requirements; acquisitions and our ability to successfully integrate acquired companies;  the ability to successfully implement business plans; changes in customer water use patterns; the impact of weather on water sales and operating results; access to sufficient capital on satisfactory terms; civil disturbances or terrorist threats or acts, or apprehension about the possible future occurrences of acts of this type; the involvement of the United States in war or other hostilities; restrictive covenants in or changes to the credit ratings on our current or future debt that could increase our financing costs or affect our ability to borrow, make payments on debt or pay dividends; and, other risks and unforeseen events.  When considering forward-looking statements, you should keep in mind the cautionary statements included in this paragraph.  The Company assumes no obligation to provide public updates of forward-looking statements.

Additional information is available online at www.calwatergroup.com.

Attachments (2).

###

CALIFORNIA WATER SERVICE GROUP
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)
Unaudited	December 31,	December 31,
	2005	2004
ASSETS
Utility plant:
Utility plant	$ 1,229,067	$ 1,144,074
Less accumulated depreciation and amortization	372,359	343,769
	856,708	800,305
Current assets:
Cash and cash equivalents	9,533	18,820
Receivables, net of allowances for uncollectible accounts of $272 at December 31, 2005 and $ 287 at December 31, 2004
Customers	16,061	15,867
Income taxes	--	7,298
Other	4,700	3,147
Unbilled revenue	11,445	9,307
Materials and supplies, at average cost	4,182	3,161
Prepaid pension expense	1,696	3,671
Taxes and other prepaid expenses	4,607	9,122
Total current assets	52,224	70,393
Regulatory assets	58,213	53,477
Other assets	20,127	18,678
	$ 987,272	$ 942,853

CAPITALIZATION AND LIABILITIES
Capitalization:
Common stock, $.01 par value	$ 184	$ 184
Additional paid-in capital	131,991	131,271
Retained earnings	162,968	156,851
Accumulated other comprehensive loss	(1,202)	(701)
Total common stockholders' equity	293,941	287,605
Preferred stock	3,475	3,475
Long-term debt, less current maturities	274,142	274,821
Total capitalization	571,558	565,901
Current liabilities:
Current maturities of long-term debt	1,133	1,100
Short-term borrowings	--	--
Accounts payable	30,097	19,745
Accrued expenses and other liabilities	39,563	36,367
Total current liabilities	70,793	57,212

Unamortized investment tax credits	2,615	2,721
Deferred income taxes	63,920	54,826
Regulatory and other liabilities	36,586	35,986
Advances for construction	141,842	131,292
Contributions in aid of construction	99,958	94,915
Commitments and contingencies	--	-
	$ 987,272	$ 942,853

CALIFORNIA WATER SERVICE GROUP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
Unaudited
	For the three months ended:		For the twelve months ended:
	December 31,	December 31,	December 31,	December 31,
	2005	2004	2005	2004

Operating revenue	$ 77,840	$ 69,378	$ 320,728	$ 315,567
Operating expenses:
Water production costs	27,245	24,367	115,665	119,143
Other operations	22,632	22,378	88,687	87,006
Maintenance	3,921	3,375	15,216	13,228
Depreciation and amortization	7,442	6,557	28,731	26,114
Income taxes	5,435	2,232	20,007	17,085
Property and other taxes	3,175	2,957	12,613	11,508
Total operating expenses	69,850	61,867	280,918	274,084

Net operating income	7,990	7,511	39,809	41,483

Other income and expenses:
Non-regulated income, net	740	603	2,863	2,375
Gain on sale of non-utility property	1,522	--	2,250	8
Total other income and expenses	2,262	603	5,113	2,383

Interest expense:
Interest expense	4,641	4,651	18,600	18,664
Less capitalized interest	225	274	900	824
Total interest expense	$ 4,416	4,377	17,700	17,840

Net income	$ 5,836	$ 3,737	$ 27,223	$ 26,026

Earnings per share
Basic	$ 0.32	$ 0.20	$ 1.47	$ 1.46
Diluted	$ 0.32	$ 0.20	$ 1.47	$ 1.46
Weighted average shares outstanding
Basic	18,390	18,350	18,379	17,652
Diluted	18,409	18,377	18,402	17,674
Dividends per share of common stock	$ 0.2850	$ 0.2825	$ 1.14	$ 1.13